Exhibit 99.1

Thoma Bravo Completes Acquisition of Stamps.com

EL SEGUNDO, Calif. & SAN FRANCISCO – October 5, 2021 – Thoma Bravo, a leading software investment firm, and Stamps.com, a leading provider of e-commerce shipping solutions, today announced the completion of Thoma Bravo’s acquisition of Stamps.com for approximately $6.6 billion in cash. The acquisition was previously announced on July 9, 2021, and Stamps.com’s stockholders approved the transaction on September 30, 2021.

At completion of the acquisition, Stamps.com stockholders were entitled to receive $330.00 in cash for each share of Stamps.com common stock they owned. Stamps.com common stock has ceased trading on, and will be de-listed from, the NASDAQ Global Select Market.

“The closing of this transaction marks the next phase of Stamps.com’s growth journey and we are thrilled about the opportunities ahead to continue driving our global strategy to capture the expanding e-commerce shipping market and extend our position as the leading global multi-carrier e-commerce shipping software company,” said Ken McBride, Chairman and CEO of Stamps.com. “Leveraging Thoma Bravo’s extensive software and operational expertise, we seek to build on our best-in-class software and technology solutions to provide an even better experience for our customers. I am so grateful to our employees for their hard work that has contributed to Stamps.com’s success, and I know this is only the beginning.”

“As the e-commerce landscape continues to evolve, we look forward to partnering with Ken and his team to accelerate Stamps.com’s position as the leader in e-commerce shipping software solutions,” said Holden Spaht, a Managing Partner at Thoma Bravo. “Stamps.com has been a pioneer in the industry since it first introduced online postage and we look forward to supporting the company’s growth ambitions as it continues to drive cutting edge product innovation in the large and dynamic e-commerce market.”

J.P. Morgan Securities LLC acted as exclusive financial advisor to Stamps.com and Proskauer Rose LLP acted as its legal counsel. Debt financing for the transaction was provided by Blackstone Credit, credit funds managed by Ares Management Corporation, PSP Investments Credit II USA LLC and Thoma Bravo Credit. Kirkland & Ellis LLP served as legal advisor for Thoma Bravo.

About Stamps.com

Stamps.com (NASDAQ: STMP) is the leading provider of e-commerce shipping software solutions to customers including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com®, Endicia®, ShipStation®, ShipEngine®, ShippingEasy®, ShipWorks®, GlobalPost® and Metapack®. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $83 billion in assets under management as of June 30, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired more than 325 companies representing over $100 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit thomabravo.com.

Contacts

Stamps.com:
Eric Nash
Stamps.com Public Relations
(310) 482-5942
enash@stamps.com

Thoma Bravo:
Megan Frank
212-731-4778
mfrank@thomabravo.com

or

Joe Berg
Finsbury Glover Hering
203-984-2771
joe.berg@fgh.com

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